Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Joe Arterburn 308-255-1204 Cabela’s Incorporated Investor Contact: Chris Gay 308-255-2905 Cabela’s Incorporated

CABELA’S INC. REPORTS FIRST QUARTER RESULTS
-Q1 Total Revenue Increased 15.5% to a Record $404.8 Million-
-Q1 Net Income Increased 16.9% and Fully-Diluted EPS was $0.14-
-Company Reiterates Mid-teens Growth Rate Targets-

SIDNEY, Neb. (May 4, 2006) - Cabela’s Incorporated (NYSE: CAB), the World’s Foremost Outfitter® of hunting, fishing and outdoor gear, today reported financial results for its first fiscal quarter ended April 1, 2006.

Total revenue for the first quarter of fiscal 2006 increased 15.5% to a record $404.8 million compared to $350.6 million for the same period last year. First quarter net income was $9.1 million, or $0.14 per diluted share, compared to $7.8 million, or $0.12 per diluted share for the same period a year ago.

During the first quarter of fiscal 2006, direct revenue decreased 0.8% to $228.9 million, primarily due to less intensive promotions in the quarter. Total retail revenue for the quarter increased 49.6% to $145.3 million, and same store sales decreased 0.3%. The Company’s Owatonna, Minnesota store was impacted in the first quarter by the Company's new store in Rogers, Minnesota. Financial services revenue increased 38.9% to $28.5 million for the first quarter of fiscal 2006.

On March 22, 2006, the Company and its wholly-owned bank subsidiary, World’s Foremost Bank, changed the fee structure between the bank and the Company’s other segments to more appropriately reflect current market conditions. This change was effective January 1, 2006. This updated fee structure includes an increased fee for origination of new credit card accounts, an increase in the amount the bank pays for rewards earned by its cardholders and an additional fee paid for marketing. The segment information reported for the first quarter of fiscal 2006 reflects this change as if it had taken place in all periods presented. Recasted segment results for each quarter of fiscal 2005, fiscal year 2005 and fiscal year 2004 have been filed as an exhibit to our Form 8-K filed today and will be available on our website.

“Our solid first quarter results reflect the continued rapid growth of our retail business, the ongoing strength in our financial services segment and the continuing expansion of our operating margin,” said Dennis Highby, Cabela’s President and Chief Executive Officer. “Revenue in our direct business decreased slightly during the first quarter of 2006 compared to the first quarter of 2005. This decrease was due to a higher level of promotional activity in the first quarter last year. However, we remain pleased with the pace of our direct business and expect positive gains for the remainder of the year.”

“During the quarter, we also announced two additional new stores; Adairsville, Georgia and Montreal, Quebec,” Highby said. “Both large-format stores represent the first Cabela’s retail store in those areas, and we are extremely excited to bring the Cabela’s experience to both the Southeasten United States, as well as Canada. In fiscal 2006, we expect to open a total of four stores, bringing our store total to eighteen at year end.”

Mr. Highby concluded, “We remain committed to further building our leadership position in the marketplace and fully capitalizing on the many opportunities that still lie ahead. As we enter the second quarter, we are encouraged by the momentum of our business and are confident we will achieve our long-term top and bottom line mid-teens growth rates for fiscal 2006.”

Conference Call Information

A conference call to discuss first quarter fiscal 2006 operating results is scheduled for today (Thursday, May 4) at 4:30 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by visiting the Investor Relations section of Cabela’s website at www.cabelas.com. A replay of the call will be archived on www.cabelas.com.

About Cabela’s Incorporated

Cabela’s Incorporated, headquartered in Sidney, Nebraska, is the world’s largest direct marketer, and a leading specialty retailer, of hunting, fishing, camping and related outdoor merchandise. Since the Company’s founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the world, and has long been recognized as the World’s Foremost Outfitter®. Through Cabela’s well-established direct business and its growing number of destination retail stores, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service. Cabela’s also issues the Cabela’s Club® VISA credit card, which serves as its primary customer loyalty rewards program.

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical or current fact are "forward-looking statements" that are based on the Company’s beliefs, assumptions and expectations of future events, taking into account the information currently available to the Company. Such forward-looking statements included, but are not limited to, the Company’s statements regarding the achievement of the Company’s long-term growth rate targets for fiscal 2006, expected gains in the Company’s direct business and future store openings. Forward-looking statements involve risks and uncertainties that may cause the Company’s actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that the Company expresses or implies in any forward-looking statements. These risks and uncertainties include, but are not limited to: the ability to negotiate favorable purchase, lease and/or economic development arrangements; expansion into new markets; market saturation due to new destination retail store openings; the rate of growth of general and administrative expenses associated with building a strengthened corporate infrastructure to support the Company’s growth initiatives; increasing competition in the outdoor segment of the sporting goods industry; the cost of the Company’s products; supply and delivery shortages or interruptions; adverse weather conditions; unseasonal weather conditions which impact the demand for the Company’s products; fluctuations in operating results; adverse economic conditions causing a decline in discretionary consumer spending; the cost of fuel increasing or remaining at current levels; delays in road construction and/or traffic planning around the Company’s new destination retail stores; road construction around the Company’s existing destination retail stores; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; increased government regulation; inadequate protection of the Company’s intellectual property; decreased interchange fees received by the Company’s financial services business as a result of the current interchange litigation against VISA; other factors that the Company may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in the Company’s filings with the SEC (including the information set forth in the “Risk Factors” section of the Company's Form 10-K for the fiscal year ended December 31, 2005), which filings are available at the Company’s website at www.cabelas.com and the SEC’s website at www.sec.gov. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. The Company’s forward-looking statements speak only as of the date they are made. Other than as required by law, the Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

CABELA'S INCORPORATED AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollar Amounts in Thousands) (Unaudited)
ASSETS	April 1, 2006	December 31, 2005

CURRENT ASSETS:
Cash and cash equivalents	$96,700	$86,923
Accounts receivable	35,005	35,342
Credit card loans held for sale	113,175	77,690
Credit card loans receivable	12,833	11,968
Inventories	418,383	396,635
Prepaid expenses and deferred catalog costs	38,584	42,725
Other current assets	48,165	42,744
Total current assets	762,845	694,027

PROPERTY AND EQUIPMENT, NET	473,403	459,622

OTHER ASSETS:
Marketable securities	156,981	145,744
Other	65,604	66,887
Total other assets	222,585	212,631

Total assets	$1,458,833	$1,366,280

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$122,517	$162,305
Unpresented checks net of bank balance	11,074	21,652
Accrued expenses and other liabilities	42,617	55,941
Gift certificates and credit card reward points	110,214	121,120
Accrued employee compensation, benefits, and savings plan	27,323	60,247
Time deposits	52,121	62,683
Current maturities of long-term debt	28,232	29,049
Income taxes payable and deferred income taxes	20,533	35,471
Total current liabilities	414,631	548,468

LONG-TERM LIABILITIES	393,404	177,959

STOCKHOLDERS’ EQUITY	650,798	639,853

Total liabilities and stockholders’ equity	$1,458,833	$1,366,280

CABELA'S INCORPORATED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Dollar Amounts in Thousands Except Per Share and Share Amounts) (Unaudited)
	Three months ended
	April 1, 2006	April 2, 2005
REVENUE:
Merchandise sales	$374,214	$327,873
Financial services revenue	28,534	20,538
Other revenue	2,057	2,178
Total revenue	404,805	350,589

COST OF REVENUE:
Cost of merchandise sales	241,883	213,369
Cost of other revenue	406	(8)
Total cost of revenue (exclusive of depreciation and amortization)	242,289	213,361
Gross profit	162,516	137,228

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	148,313	126,205

OPERATING INCOME	14,203	11,023

OTHER INCOME (EXPENSE):
Interest income	401	434
Interest expense	(3,344)	(2,070)
Other income, net	2,977	2,673
	34	1,037
INCOME BEFORE PROVISION FOR INCOME TAXES	14,237	12,060
INCOME TAX EXPENSE	5,154	4,293
NET INCOME	$9,083	$7,767

EARNINGS PER SHARE:
Basic	$0.14	$0.12
Diluted	$0.14	$0.12

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	65,069,840	64,588,079
Diluted	66,359,544	66,296,472

CABELA’S INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollar Amounts in Thousands) (Unaudited)
	Three months ended
	April 1, 2006	April 2, 2005

CASH FLOWS FROM OPERATING ACTIVITIES	$(171,126)	$(123,032)

CASH FLOWS FROM INVESTING ACTIVITIES	(19,277)	(54,998)

CASH FLOWS FROM FINANCING ACTIVITIES	200,180	(25,259)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,777	(203,289)

CASH AND CASH EQUIVALENTS, Beginning of Year	86,923	248,184

CASH AND CASH EQUIVALENTS, End of Period	$96,700	$44,895

(Dollar Amounts in Thousands)

Segment Information:	Three months ended
	April 1, 2006	April 2, 2005

Direct revenue	$228,871	$230,739
Retail revenue	145,343	97,134
Financial services revenue	28,534	20,538
Other revenue	2,057	2,178
Total revenue	$404,805	$350,589

Direct operating income	$33,004	$31,350
Retail operating income	12,736	6,756
Financial services operating income	7,035	5,218
Other operating income (loss)	(38,572)	(32,301)
Total operating income	$14,203	$11,023

As a percentage of total revenue:
Direct revenue	56.5%	65.8%
Retail revenue	35.9	27.7
Financial services revenue	7.1	5.9
Other revenue	0.5	0.6
Total revenue	100.0%	100.0%

As a percentage of segment revenue:
Direct operating income	14.4%	13.6%
Retail operating income	8.8%	7.0%
Financial services operating income	24.7%	25.4%
Total operating income (1)	3.5%	3.1%

(1)   The percentage set forth is a percentage of consolidated revenue rather than revenue by segment as it is based upon our consolidated operating income. A separate line item is not included for Other operating income as this amount is reflected in the total operating income amount, which reflects our consolidated operating results.

Financial Services Information:

The following table summarizes the results of the Company’s financial services segment on a GAAP basis. For credit card loans securitized and sold, the loans are removed from the Company’s balance sheet and the net earnings on these securitized assets after paying outside investors are reflected as a component of securitization income on a GAAP basis. Net interest income on a GAAP basis includes interest and fee income, interest expense and provision for loan losses for the credit card loans receivable the Company owns. Non-interest income on a GAAP basis includes servicing income, gains on sales of loans and income recognized on retained interests for the entire securitized portfolio, as well as, interchange income on the entire managed portfolio.

(Dollar Amounts in Thousands)
Financial Services Revenue as reported in	Three months ended
the Financial Statements:	April 1, 2006	April 2, 2005

Interest and fee income	$6,485	$4,105

Interest expense	(1,127)	(823)
Net interest income	5,358	3,282

Non-interest income:
Securitization income	33,719	25,783
Other non-interest income	8,711	7,434
Total non-interest income	42,430	33,217
Less: Customer rewards costs	(19,254)	(15,961)

Financial services revenue	$28,534	$20,538

“Managed” credit card loans represent credit card loans receivable owned by the Company plus securitized credit card loans. Since the financial performance of the managed portfolio has a significant impact on the earnings received from servicing the portfolio, the Company believes the following table (see next page) on a “managed” basis is important information to analyze revenue in the financial services segment. The following non-GAAP presentation reflects the financial performance of the credit card loans receivable owned by the Company plus those that have been sold and includes the effects of recording the retained interest at fair value. Interest income, interchange income (net of customer rewards) and fee income on both the owned and securitized portfolio are recorded in their respective line items. Interest paid to outside investors on the securitized credit card loans is included with other interest costs and included in interest expense. Credit losses on the entire managed portfolio are included in provision for loan losses. Although the Company’s financial statements are not presented in this manner, management reviews the performance of the managed portfolio in order to evaluate the effectiveness of the Company’s origination and collection activities, which ultimately affects the income received for servicing the portfolio.

(Dollar Amounts in Thousands Except Other Data)
Managed Financial Services Revenue:	Three months ended
	April 1, 2006	April 2, 2005
Interest income	$32,914	$22,869
Interchange income, net of customer reward costs	11,104	7,311
Other fee income	5,163	4,583
Interest expense	(14,027)	(8,683)
Provision for loan losses	(5,862)	(5,335)
Other	(758)	(207)
Net managed financial services revenue	$28,534	$20,538

As a Percentage of Managed Credit Card Loans
Managed Financial Services Revenue
Interest income	10.5%	9.1%
Interchange income, net of customer reward costs	3.5	2.9
Other fee income	1.7	1.9
Interest expense	(4.5)	(3.5)
Provision for loan losses	(1.9)	(2.1)
Other	(0.2)	(0.1)
Net managed financial services revenue	9.1%	8.2%
Average reported credit card loans	$122,860	$99,260
Average managed credit card loans	$1,253,948	$1,006,261

Other Data:
Average Active Accounts	810,212	687,368
Average Account Balance	$1,548	$1,464

Back to Form 8-K